AMENDMENT TO FUND PARTICIPATION AGREEMENT

The Fund Participation Agreement dated as of the 1st day of May, 2002 between MODERN WOODMEN OF AMERICA and each of DREYFUS VARIABLE INVESTMENT FUND and THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. is hereby amended, as follows:

1.	Exhibit A is deleted in its entirety and replaced with a new Exhibit A, attached hereto.

IN WITNESS WHEREOF, this Amendment has been executed as of this 30th day of April, 2007 by a duly authorized officer of each party.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey
Name:	W. Kenny Massey
Title:	President
Date:	April 26, 2007

ON BEHALF OF THOSE DREYFUS FUNDS LISTED ABOVE AS PARTIES TO THE AGREEMENT

By:	/s/ Michael A. Rosenberg
Name:	Michael A. Rosenberg
Title:	Secretary
Date:

Exhibit A

List of Participating Funds

Name	Share Class
Dreyfus Variable Investment Fund
Appreciation Portfolio	Initial Shares
Developing Leaders Portfolio[1]	Initial Shares
Growth and Income Portfolio	Initial Shares
International Equity Portfolio	Initial Shares

The Dreyfus Socially Responsible Growth Fund, Inc.	Service Shares

[1]	formerly, Small Cap Portfolio